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                                                                    EXHIBIT 3.1C

                          CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF INCORPORATION
                                      OF
                        ALABAMA NATIONAL BANCORPORATION


     ALABAMA NATIONAL BANCORPORATION, a corporation organized and existing under the laws of the State of Delaware (the "Company"),

     DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of the Company at a regularly scheduled meeting held on February 19, 1998, adopted a resolution, filed with the minutes of the Board of Directors of the Company, setting forth and declaring advisable the following amendment to the Certificate of Incorporation of the Company:

          RESOLVED, the Certificate of Incorporation of Alabama National BanCorporation be amended by deleting Paragraph A of Article Fourth in its entirety and replacing such Paragraph A of Article Fourth with the following:

          "A. The total number of shares of stock which the corporation shall have authority to issue is 17,600,000, consisting of (i) 17,500,000 shares of common stock, par value $1.00 per share ("Common Stock"), and (ii) 100,000 shares of preferred stock, par value $1.00 per share ("Preferred Stock")."

     SECOND: That pursuant to the above-described resolution of the Board of Directors of the Company, the above-described amendment was submitted to the Annual Meeting of the Stockholders of the Company held on April 23, 1998, upon notice given in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares of the Company as required by the General Corporation Law of the State of Delaware was voted in favor of the amendment.

     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Alabama National BanCorporation has caused this certificate to be signed by John H. Holcomb, III, its Chairman, and attested by Kimberly Moore, its Secretary, the 23rd day of April, 1998.


                                      /s/ John H. Holcomb, III
                                      ------------------------
                                      JOHN H. HOLCOMB, III
                                      Chairman

Attest:

/s/ Kimberly Moore
------------------
Kimberly Moore
Secretary